                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 15)
                       EXCALIBUR TECHNOLOGIES CORPORATION
                                (Name of Issuer)

                     Common Stock, Par Value, $.01 Per Value
                         (Title of Class of Securities)

                                   300651-20-5
                                 (CUSIP Number)

                          ALLEN & COMPANY INCORPORATED
                          Attention: Gaetano J. Casillo
           711 Fifth Avenue, New York, New York 10022, (212) 832-8000
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                  June 27, 1997
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13-d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                  -----------------
CUSIP No. 300651-20-5                                  Page 2 of 61 Pages
---------------------                                  ------------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     Allen & Company Incorporated
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)  [ ]
                                                       (b)  [X]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     N/A
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     New York
-----------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
   3,777,846 shares (including 271,800 shares of Common Stock issuable upon conversion of 27,180 shares of Cumulative Convertible Preferred Stock)
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
     0
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   3,777,846 shares (including 271,800 shares of Common Stock issuable upon conversion of 27,180 shares of Cumulative Convertible Preferred Stock)
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     0
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     3,777,846 shares (including 271,800 shares of Common Stock issuable upon conversion of 27,180 shares of Cumulative Convertible Preferred Stock)
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [X]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     28.5%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     CO,BD
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

---------------------                                  ------------------
CUSIP No. 300651-20-5                                  Page 3 of 61 Pages
---------------------                                  ------------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     Allen Holding Inc.
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)  [ ]
                                                       (b)  [X]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     N/A
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                          [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
------------------------------------------------------------------------------
7  SOLE VOTING POWER
     0
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
     0
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     0
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     0
-----------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* 3,777,846 shares indirectly owned (including 271,800 shares of Common
Stock issuable upon conversion of 27,180 shares of Cumulative Convertible Preferred Stock)
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     28.5%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     HC
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

---------------------                                  ------------------
CUSIP No. 300651-20-5                                  Page 4 of 61 Pages
---------------------                                  ------------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     Allen Value Partners L.P.
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                            (b)  [X]
------------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     N/A
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                      [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
     267,096 shares
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
     0
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     267,096 shares
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     0
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     267,096 shares
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                              [X]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         2.1%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     PN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

---------------------                                  ------------------
CUSIP No. 300651-20-5                                  Page 5 of 61 Pages
---------------------                                  ------------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     Allen Value Limited
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                            (b)  [X]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     N/A
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Bermuda
-----------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
     31,904 shares
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
     0
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     31,904 shares
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     0
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     31,904 shares
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                              [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       0.2%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     CO
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

---------------------                                  ------------------
CUSIP No. 300651-20-5                                  Page 6 of 61 Pages
---------------------                                  ------------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     The Estate of Herbert Allen
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                            (b)  [X]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     N/A
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                          [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     U.S.A.
-----------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
     16,000 shares
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
     0
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     16,000 shares
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     0
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     16,000 shares
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                    [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.1%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     OO/TR
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

---------------------                                  ------------------
CUSIP No. 300651-20-5                                  Page 7 of 61 Pages
---------------------                                  ------------------
==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     Bruce Allen
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                            (b)  [X]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     N/A
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                          [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     U.S.A.
-----------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
     15,800 shares
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
     0
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     15,800 shares
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     0
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     15,800 shares
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                    [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.1%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     IN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

---------------------                                  ------------------
CUSIP No. 300651-20-5                                  Page 8 of 61 Pages
---------------------                                  ------------------
==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     Bradley Roberts
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                            (b)  [X]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     N/A
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                          [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     U.S.A.
-----------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
     6,343
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
     0
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     6,343
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     0
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     6,343
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                    [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      .05%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     IN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

---------------------                                  ------------------
CUSIP No. 300651-20-5                                  Page 9 of 61 Pages
---------------------                                  ------------------
==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     Herbert A. Allen
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                            (b)  [X]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     N/A
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                          [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     U.S.A.
-----------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
     314,915 shares
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
     0
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     314,915 shares
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     0
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     314,915 shares
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                    [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      2.4%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     IN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

---------------------                                  ------------------
CUSIP No. 300651-20-5                                  Page 10 of 61 Pages
---------------------                                  ------------------
==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     Susan K. Allen
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                            (b)  [X]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     PF
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                          [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     U.S.A.
-----------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
     200,000 shares
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
     0
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     200,000 shares
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     0
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     200,000 shares
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                    [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      1.5%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     IN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

---------------------                                  ------------------
CUSIP No. 300651-20-5                                  Page 11 of 61 Pages
---------------------                                  ------------------
==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     Richard M. Crooks, Jr.
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                            (b)  [X]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     N/A
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                          [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     U.S.A.
-----------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
     390,713 shares (includes 100,000 Common Stock Purchase Options.)
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
     0
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     390,713 shares (includes 100,000 Common Stock Purchase Options.)
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     0
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     390,713 shares (includes 100,000 Common Stock Purchase Options.)
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                    [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      3.0%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     IN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

---------------------                                  ------------------
CUSIP No. 300651-20-5                                  Page 12 of 61 Pages
---------------------                                  ------------------
==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     Thalia V. Crooks
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                            (b)  [X]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     N/A
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                          [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Greece
-----------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
     148,500
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
     0
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     148,500
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     0
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     148,500
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                    [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      1.1%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     IN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

---------------------                                  ------------------
CUSIP No. 300651-20-5                                  Page 13 of 61 Pages
---------------------                                  ------------------
==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     Philip Scaturro
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                            (b)  [X]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     N/A
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                          [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     U.S.A.
-----------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
     3,000 shares
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
     0
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     3,000 shares
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     0
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     3,000 shares
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                    [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      .02%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     IN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

---------------------                                  ------------------
CUSIP No. 300651-20-5                                  Page 14 of 61 Pages
---------------------                                  ------------------
==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     Walter T. O'Hara, Jr.
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                            (b)  [X]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     N/A
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                          [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     U.S.A.
-----------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
     14,000 shares
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
     0
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     14,000 shares
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     0
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     14,000 shares
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                    [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.1%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     IN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

---------------------                                  ------------------
CUSIP No. 300651-20-5                                  Page 15 of 61 Pages
---------------------                                  ------------------
==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     Robert J. Kurz
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                            (b)  [X]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     N/A
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                          [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     U.S.A.
-----------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
     6,500 shares
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
     0
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     6,500 shares
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     0
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     6,500 shares
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                    [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      .05%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     IN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

---------------------                                  ------------------
CUSIP No. 300651-20-5                                  Page 16 of 61 Pages
---------------------                                  ------------------
==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     Robert Mackie
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                            (b)  [X]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     N/A
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                          [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     U.S.A.
-----------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
     10,000 shares
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
     0
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     10,000 shares
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     0
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     10,000 shares
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                    [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      .08%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     IN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

---------------------                                  ------------------
CUSIP No. 300651-20-5                                  Page 17 of 61 Pages
---------------------                                  ------------------
==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     Mary L. Cullen
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                            (b)  [X]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     N/A
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                          [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     U.S.A.
-----------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
     5,000 shares
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
     0
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     5,000 shares
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     0
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     5,000 shares
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                    [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      .04%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     IN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

---------------------                                  ------------------
CUSIP No. 300651-20-5                                  Page 18 of 61 Pages
---------------------                                  ------------------
==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     Richard L. Fields
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                            (b)  [X]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     N/A
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                          [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     U.S.A.
-----------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
     1,000 shares
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
     0
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     1,000 shares
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     0
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,000 shares
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                    [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      .01%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     IN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

---------------------                                  ------------------
CUSIP No. 300651-20-5                                  Page 19 of 61 Pages
---------------------                                  ------------------
==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     Enrique F. Senior
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                            (b)  [X]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     N/A
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                          [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Cuba
-----------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
     10,000 shares
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
     0
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     10,000 shares
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     0
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     10,000 shares
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                    [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      .08%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     IN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

---------------------                                  ------------------
CUSIP No. 300651-20-5                                  Page 20 of 61 Pages
---------------------                                  ------------------
==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
Thomas S.T. Gimble as Trustee U/A of Trust dated 4/25/88 created by
Enrique F. Senior
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                            (b)  [X]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     N/A
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                          [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     New York
-----------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
     3,000 shares
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
     0
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     3,000 shares
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     0
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     3,000 shares
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                    [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      .02%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     OO-Trust
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                                       Page 21 of 61 Pages

                              AMENDMENT NO. 15 TO
                                   SCHEDULE 13D

Item 3.   Source and Amount of Funds or Other Consideration

          The aggregate purchase price of the shares of the Issuer's Common Stock ("Shares") purchased by the Reporting Persons as reported in Item 5 (c) of this schedule 13D were as follows:


Name of Reporting Person                Aggregate Purchase Price
------------------------                ------------------------
Susan K. Allen                          $493,750



Item 5.   Interest in Securities of the Issuer

          (a) As of the close of business on July 18, 1997, the Reporting Persons, by virtue of the language of Rule 13d-3(d)(1)(i), may be deemed to own beneficially in the aggregate the number and percentage of the Issuer's Common Stock set forth below (based upon the Issuers Proxy Statement dated May 29, 1997, which reported that the number of shares of Common Stock outstanding as of that date was 13,006,335.


                                   Shares of
Name                               Common Stock        Percentage
-----                              -------------       -----------

Allen & Company Incorporated       3,777,846(1)        28.5%
Allen Holding Inc.                 3,777,846(1)(2)     28.5%
Allen Value Partners L.P.            267,096            2.1%
Allen Value Limited                   31,904            0.2%
The Estate of Herbert Allen           16,000            0.1%
Bruce Allen                           15,800            0.1%
Bradley Roberts                        6,343            0.05%
Herbert A. Allen                     314,915            2.4%
Susan K. Allen                       200,000            1.5%
Richard M. Crooks, Jr.               390,713(3)         3.0%
Thalia V. Crooks                     148,500            1.1%
Philip Scaturro                        3,000            0.02%
Walter T. O'Hara, Jr.                 14,000            0.1%
Robert J. Kurz                         6,500(4)         0.05%
Robert Mackie                         10,000            0.08%
Mary L. Cullen                         5,000            0.04%
Richard L. Fields                      1,000            0.01%
Enrique F. Senior                     10,000            0.08%
Thomas S.T. Gimble as Trustee
U/A of Trust dated 4/25/88
created by Enrique F. Senior           3,000            0.02%

(1) This figure includes 271,800 shares of Common Stock issuable upon conversion of 27,180 shares of Cumulative Convertible Preferred Stock.
(2) Owned indirectly through Allen & Company Incorporated, its wholly owned subsidiary.
(3)  Includes 100,000 Common Stock Purchase Options

                                                  Page 22 of 61 Pages

(4) Includes 1,500 shares held by Mr. Kurz as custodian for three minor children, as to which beneficial ownership is disclaimed.


          (b)  Each of the Reporting Persons listed in the table appearing in
Item 5(a) of this Schedule 13D has the sole power to vote or to direct the vote and the sole power to dispose or direct the disposition of the number of shares of Common Stock set forth opposite such reporting person's name in such table except Allen Holding Inc., which owns shares of Common Stock of the Issuer indirectly by virtue of owning all of the outstanding shares of capital stock of Allen & Company Incorporated.

          A wholly-owned subsidiary of Allen Holding Inc. owns all of the equity of Allen Value Inc. (general partner of the general partner of Allen Value Partners L.P.), and, accordingly, Allen Holding Inc. may be deemed to own beneficially the shares set forth opposite Allen Value Partners L.P., in such table. An officer of Allen Holding Inc,. is a director of Allen Value Limited, and Allen Value Inc. manages the investments of Allen Value Limited under a management agreement; accordingly, Allen Holding Inc, may be deemed to own beneficially the shares set forth opposite Allen Value Limited in such table. An officer of Allen Value Inc. is also an officer and director of Allen Value Limited.

          (c)  the following Reporting Persons are filing this report on the
Schedule 13D because they purchased shares of Common Stock of the Issuer in open-market transactions. The following sets forth the transactions effected during the past 60 days as set forth in the following table:




                    Trade          Number of           Price Per
Name                Date           Shares              Share
-------             --------       ----------          ----------
Susan K. Allen      6/27/97        100,000             $4.9375


Trades made by Allen & Company Incorporated in the past 60 days in their capacity as a market maker are reflected in Exhibit D attached hereto and incorporated by reference herein.

Item 7.   Material Filed as Exhibits

          Exhibit A:     Officers and Directors of Allen Holding Inc. and
                         Allen & Company Incorporated.
          Exhibit B:     General Partner of Allen Value Partners L.P.
          Exhibit C:     Officers and Directors of Allen Value Limited.
          Exhibit D:     Market Maker Transactions within the last 60 days by
                         Allen & Company Incorporated.

                                                       Page 23 of 61 Pages

          After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  July 18, 1997

ALLEN & COMPANY INCORPORATED

By:  /s/ Gaetano Casillo           By: /s/ Robert Mackie
---------------------------        -------------------------------
Gaetano Casillo                    Robert Mackie

ALLEN HOLDING INC                  Thomas S.T. Gimble as Trustee
                                   U/A of Trust dated 4/25/88 created
By: /s/ Gaetano Casillo            by Enrique F. Senior
-----------------------------
Gaetano Casillo                    By: /s/ Enrique F. Senior
                                   -----------------------------------
                                   Enrique F. Senior
ALLEN VALUE PARTNERS L.P.
By: Allen Philton L.P.
 Its General Partner
     By: Allen Value, Inc.
          Its General Partner

By: /s/ James W. Quinn             By:   /s/ Bruce Allen
------------------------------     -----------------------------------
James W. Quinn                     Bruce Allen


ALLEN VALUE LIMITED                By: /s/ Bradley Roberts
                                   -----------------------------------
By: /s/ James W. Quinn             Bradley Roberts
-----------------------------
James W. Quinn                     By: /s/ Robert J. Kurz
                                   -----------------------------------
                                   Robert J. Kurz
By: /s/ Richard M. Crooks, Jr.
-----------------------------      By: /s/ Walter T. O'Hara, Jr.
Richard M. Crooks, Jr.             -----------------------------------
                                   Walter T. O'Hara, Jr.
By:  /s/ Thalia V. Crooks
-----------------------------      By: /s/ Mary L. Cullen
Thalia V. Crooks                   -----------------------------------
                                   Mary L. Cullen
By:  /s/ Philip Scaturro
------------------------------     By: /s/ Richard L. Fields
Philip Scaturro                    -----------------------------------
                                   Richard L. Fields
By:  /s/ Herbert A. Allen
------------------------------     By: /s/ Enrique F. Senior
The Estate of Herbert Allen        ----------------------------
                                   Enrique F. Senior
By:  /s/ Herbert A. Allen
------------------------------
Herbert A. Allen
By:  /s/ Susan K. Allen
------------------------------
Susan K. Allen

                                                  Page 24 of 61 Pages


                                   EXHIBIT A


            OFFICERS AND DIRECTORS OF ALLEN & COMPANY INCORPORATED


     Name xx                  Business       Principal Occupation (i.e.,
                               Address       Position with Allen & Company
                                             Incorporated

Herbert A. Allen              x              President, Managing Director,
                                             Director, Chief Executive Officer

Herbert A. Allen III          x              Vice President, Director

Grace Allen                   x              Director

Eran S. Ashany                x              Vice President, Director

Jonathan S. Bean              x              Vice President

Robert E. Beers               x              Vice President

Edmund M. Bleich              x              Vice President

Denise Calvo-Silver           x              Vice President, Director

Dominick J. Cantalupo         x              Co-Chief Operations Officer, Vice
                                             President

Marvyn Carton                 x              Director - Emeritus

Gaetano J. Casillo            x              Chief Compliance Officer, Vice
                                             President

Robert H. Cosgriff            x              Chief Administrative Officer,
                                             Executive Vice President,
                                             Managing Director, Director

Richard M. Crooks, Jr.        x              Director

Thalia V. Crooks              x              Vice President, Director

Mary L. Cullen                x              Vice President, Secretary,
                                             Director

Orin F. Devereux              x              Vice President, Director

Howard M. Felson              x              Assistant Secretary, Vice
                                             President
Anthony J. Ferrante           x              Treasurer

Richard Fields                x              Executive Vice President,
                                             Managing Director, Director

                                                  Page 25 of 61 Pages


        Name xx                    Business       Principal Occupation (i.e.,
                                    Address       Position with Allen &
                                                  Company Incorporated

Paul A. Gould                 x              Executive Vice President,
                                             Managing Director, Director

John G. Hall                  x              Vice President - Elect, Director

Daniel P. Harley              x              Vice President

John H. Josephson             x              Vice President, Director

Clark R. Keough               x              Vice President, Director

Donald R. Keough              x              Chairman of the Board, Director

Dara Khosrowshahi             x              Vice President, Director

Kaveh A. Khosrowshahi         x              Vice President, Director

Neal Kopp                     x              Vice President

Irwin H. Kramer               x              Executive Vice President,
                                             Managing Director, Director

Terry Allen Kramer            x              Director

Suzanne G. Kucera             x              Vice President - Elect, Director

Robert J. Kurz                x              Vice President

William F. Leimkuhler         x              Assistant Secretary, Vice
                                             President General, Counsel

Jeffrey J. Logan              x              Vice President

Sharon K. Losee               x              Vice President

Dan W. Lufkin                 x              Special Advisor to the Board of
                                             Directors
Ellen F. Lynch                x              Vice President

Robert A. Mackie              x              Executive Vice President,
                                             Managing Director, Director

James C. Maiden, Jr.          x              Vice President

Terence A. McCarthy           x              Co-Chief Operations Officer, Vice
                                             President

Robert C. Miller              x              Vice President - Elect, Director

Brian J. Murphy               x              Vice President, Director

Louis J. Mustacchio           x              Vice President

                                                  Page 26 of 61 Pages

        Name xx                    Business       Principal Occupation (i.e.,
                                    Address       Position with Allen &
                                                  Company Incorporated

Walter T. O'Hara, Jr.         x              Executive Vice President,
                                             Managing Director, Director

Glenn A. Okun                 x              Vice President, Director

Nancy B. Peretsman            x              Executive Vice President,
                                             Managing Director, Director

Patrick S. Perry              x              Vice President, Director

Pamela M. Plager              x              Vice President, Director

Eugene Protash                x              Vice President, Assistant
                                             Secretary

James W. Quinn                x              Chief Financial Officer,
                                             Director, Vice President,
                                             Assistant Secretary

Philip D. Scaturro            x              Executive Vice President,
                                             Managing Director, Director

John A. Schneider             x              Executive Vice President,
                                             Managing Director, Director

Enrique F. Senior             x              Executive Vice President,
                                             Managing Director, Director

Stanley S. Shuman             x              Executive Vice President,
                                             Managing Director, Director

John M. Simon                 x              Executive Vice President,
                                             Managing Director, Director

Daniel Selmonosky             x              Vice President, Director

Ian G. Smith                  x              Vice President - Elect

Lauren M. Tyler               x              Vice President, Director

Dennis J. Warfield            x              Vice President,Chief Information
                                             Officer

Kim M. Weiland                x              Vice President - Elect, Director

Edward D. Weinberger          x              Vice President, Director

Harold M. Wit                 x              Executive Vice President,
                                             Managing Director, Director

x    711 Fifth Avenue, New York, New York 10022-3194.

xx All the Executive Officers and Directors of Allen & Company Incorporated are U.S. citizens unless otherwise indicated.

                                                  Page 27 of 61 Pages


                            OFFICERS AND DIRECTORS
                             OF ALLEN HOLDING INC.


    Name xx                   Business       Principal Occupation (i.e.,
                               Address       Position with Allen Holding Inc.)


Herbert A. Allen              x              President, Managing Director,
                                             Director, Chief Executive Officer

Herbert A. Allen, III         x              Vice President, Director

Grace Allen                   x              Director

Eran S. Ashany                x              Vice President

Jonathan S. Bean              x              Vice President - Elect

Robert E. Beers               x              Vice President - Elect

Edmund M. Bleich              x              Vice President

Denise Calvo-Silver           x              Vice President, Director

Dominick J. Cantalupo         x              Co-Chief Operations Officer, Vice
                                             President

Marvyn Carton                 x              Director - Emeritus

Gaetano J. Casillo            x              Chief Compliance Officer, Vice
                                             President

Robert H. Cosgriff            x              Chief Administrative Officer,
                                             Executive Vice President,
                                             Managing Director, Director

Richard M. Crooks, Jr.        x              Director

Thalia V. Crooks              x              Vice President, Director

Mary L. Cullen                x              Vice President, Secretary,
                                             Director

Orin F. Devereux              x              Vice President, Director

Howard M. Felson              x              Assistant Secretary, Vice
                                             President

Anthony J. Ferrante           x              Treasurer

Richard L. Fields             x              Executive Vice President,
                                             Managing Director, Director
                                             Executive Vice President,
                                             Managing Director, Director

                                             Page 28 of 61 Pages

   Name xx                    Business       Principal Occupation (i.e.,
                               Address       Position with Allen & Company
                                             Incorporated

John G. Hall                  x              Vice President - Elect, Director

Daniel P. Harley              x              Vice President

John H. Josephson             x              Vice President, Director

Donald R. Keough              x              Chairman, Director

Clark R. Keough               x              Vice President, Director

Dara Khosrowshahi             x              Vice President, Director

Kaveh A. Khosrowshahi         x              Vice President, Director

Neal Kopp                     x              Vice President

Irwin H. Kramer               x              Executive Vice President,
                                             Managing Director, Director

Terry Allen Kramer            x              Director

Suzanne G. Kucera             x              Vice President - Elect, Director

Robert J. Kurz                x              Vice President

P. Don Lattimer               x              Executive Vice President,
                                             Managing Director, Director

William F. Leimkuhler         x              Assistant Secretary, Vice
                                             President General, Counsel

Jeffrey J. Logan              x              Vice President

Sharon K. Losee               x              Vice President

Dan W. Lufkin                 x              Special Advisor to the Board of
                                             Directors

Ellen F. Lynch                x              Vice President

Robert A. Mackie              x              Executive Vice President,
                                             Managing Director, Director

James C. Maiden, Jr.          x              Vice President

Terence C. McCarthy           x              Co-Chief Operations Officer, Vice
                                             President Vice President - Elect,
                                             Director

Brian J. Murphy               x              Vice President, Director

Louis J. Mustacchio           x              Vice President

                                             Page 29 of 61 Pages

        Name xx                    Business       Principal Occupation (i.e.,
                                    Address       Position with Allen &
                                                  Company Incorporated

Walter T. O'Hara              x              Executive Vice President,
                                             Managing Director, Director

Glenn A. Okun                 x              Vice President, Director

Nancy B. Peretsman            x              Executive Vice President,
                                             Managing Director, Director

Patrick S. Perry              x              Vice President, Director

Pamela M. Plager              x              Vice President, Director

Eugene Protash                x              Assistant Secretary, Vice
                                             President
James W. Quinn                x              Chief Financial Officer, Vice
                                             President, Assistant Secretary,
                                             Director

Philip D. Scaturro            x              Executive Vice President,
                                             Managing Director, Director

John A. Schneider             x              Executive Vice President,
                                             Managing Director, Director

Daniel Selmonosky             x              Vice President, Director

Enrique F. Senior             x              Executive Vice President,
                                             Managing Director, Director

Stanley S. Shuman             x              Executive Vice President,
                                             Managing Director, Director

John M. Simon                 x              Executive Vice President,
Managing Director, Director

Ian G. Smith                  x              Vice President - Elect

Lauren M. Tyler               x              Vice President, Director

Dennis J. Warfield            x              Vice President, Chief Information
                                             Officer

Kim M. Weiland                x              Vice President, Director

Edward D. Weinberger          x              Vice President, Director
                                             Executive Vice President,
                                             Managing Director, Director


x         711 Fifth Avenue, New York, New York 10022-3194.

xx All the Executive Officers and Directors of Allen Holding Inc. are U.S. citizens unless otherwise indicated.

                                                  Page 30 of 61 pages

                                   EXHIBIT B

               The general partner of Allen Value Partners L.P.


Name                                    Business Address
Allen Philton L.P.,                     711 Fifth Avenue
a Delaware limited partnership          New York, New York  10022

                                                  Page 31 of 61 pages

                              EXHIBIT C

          OFFICERS AND DIRECTORS OF ALLEN VALUE LIMITED






                                                  Principal Occupation
                                                  (i.e., Position With
Name                     Business Address         Allen Value Inc.)

James W. Quinn           711 Fifth Avenue
                         New York, NY 10022       President


Ms. Janet Smith     c/o Appleby Spurling & Kempe
                    P.O. Box HM 1170
                    Hamilton, Bermuda             Secretary

Ellen F. Lynch      711 Fifth Avenue              Vice President,
                    New York, NY 10022            and Treasurer

Howard M. Felson    711 Fifth Avenue              Vice President and
                    New York, NY 10022            Assistant Secretary

Eugene Protash      711 Fifth Avenue              Vice President and
                    New York, NY 10022            Assistant Secretary

Messers. Quinn, Felson and Protash and Ms. Lynch are U.S. Citizens. Ms. Smith is a citizen of Bermuda.

                                                 ALLEN TRADE DATE HISTORY REPORT
PAGE :  32
DATE : 07-09-1997
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE
-------- -------- ---- ---  --   ------ ----------   -------  --------  -------
05/08/97  05/13/97  S       6D  E664347 300651205000   EXCA      100     4.75
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             INCA

05/08/97  05/13/97  S       6D  E664347 300651205000   EXCA      200     4.75
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             INCA

05/08/97  05/13/97  S       6D  E664347 300651205000   EXCA      300     4.75
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             INCA

05/08/97  05/13/97  S       6D  E664347 300651205000   EXCA      400     4.75
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             INCA

05/08/97  05/13/97  S       6D  E664347 300651205000   EXCA      500     4.75
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

05/08/97  05/13/97  S       6D  E664347 300651205000   EXCA     1000     4.625
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

                                                 ALLEN TRADE DATE HISTORY REPORT
PAGE : 33
DATE : 07-09-1997
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE
-------- -------- ---- ---  --   ------ ----------   -------  --------  -------
05/08/97  05/13/97  S       6D  E664347 300651205000   EXCA     1000     4.75
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

05/09/97  05/14/97  S       6D  E664347 300651205000   EXCA      450     4.875
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             SOES

05/09/97  05/14/97  S       6D  E664347 300651205000   EXCA      500      4.875
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             SOES

05/12/97  05/15/97  B       6D  E664347 300651205000 EXCA  300 4.625  1387.50
0020000519      161  005  G0129
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             SOES

05/12/97  05/15/97  S       6D  E664347 300651205000     EXCA      600     5
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             SOES

05/12/97  05/15/97  S       6D  E664347 300651205000   EXCA     1500       4.75
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             INCA

                                                 ALLEN TRADE DATE HISTORY REPORT
PAGE :  34
DATE : 07-09-1997
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE
-------- -------- ---- ---  --   ------ ----------   -------  --------  -------
05/12/97  05/15/97  S       6D  E664347 300651205000     EXCA     1915     4.75
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             INCA

05/13/97  05/16/97  B       6N  E664347 300651205000 EXCA    10000    4.625
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

05/13/97  05/16/97  S       6D  E664347 300651205000     EXCA     2000 4.5
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

05/13/97  05/16/97  S       6D  E664347 300651205000     EXCA     2000   4.5
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

05/14/97  05/19/97  S       6D  E664347 300651205000     EXCA  200      4.625
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             SOES

05/14/97  05/19/97  S       6D  E664347 300651205000     EXCA  500      4.5
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

                                                 ALLEN TRADE DATE HISTORY REPORT
PAGE :  35
DATE : 07-09-1997
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE
-------- -------- ---- ---  --   ------ ----------   -------  --------  -------
05/14/97  05/19/97  S       6D  E664347 300651205000     EXCA     1000    4.5
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

05/16/97  05/21/97  B       6N  E664347 300651205000     EXCA    15000  4.625
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

05/16/97  05/21/97  B       6D  E664347 300651205000     EXCA    100      4.625
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             SOES

05/16/97  05/21/97  S       6D  E664347 300651205000     EXCA 1000       4.75
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             SOES

05/16/97  05/21/97  S       6D  E664347 300651205000   EXCA     1000       4.75
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             SOES

05/16/97  05/21/97  S       6D  E664347 300651205000     EXCA     1000     4.75
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             SOES

05/16/97  05/21/97  S       6D  E664347 300651205000     EXCA     1000   4.75
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             SNET

                                                 ALLEN TRADE DATE HISTORY REPORT
PAGE :  36
DATE : 07-09-1997
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE
-------- -------- ---- ---  --   ------ ----------   -------  --------  -------
05/16/97  05/21/97  S       6D  E664347 300651205000     EXCA  1100       4.75
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             SNET

05/16/97  05/21/97  S       6D  E664347 300651205000     EXCA  3000       4.75
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

05/16/97  05/21/97  S       6D  E664347 300651205000     EXCA  5000       4.75
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             SNET

05/19/97  05/22/97  S       6D  E664347 300651205000     EXCA   500       4.75
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             SOES

05/19/97  05/22/97  S       6D  E664347 300651205000     EXCA   500       4.75
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             SOES

05/19/97  05/22/97  S       6D  E664347 300651205000     EXCA  2000       4.75
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             SNET

05/20/97  05/23/97  B       6N  E664347 300651205000     EXCA   214200  4.125
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECUR
I

                                                 ALLEN TRADE DATE HISTORY REPORT
PAGE :  37
DATE : 07-09-1997
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE
-------- -------- ---- ---  --   ------ ----------   -------  --------  -------
05/20/97  05/23/97  B       6N  E664347 300651205000     EXCA   445000  4.125
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

05/20/97  05/23/97  S       6N  E664347 300651205000   EXCA     1000    4.25
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

05/20/97  05/23/97  S       6N  E664347 300651205000     EXCA  1000      4.25
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

05/20/97  05/23/97  S       6N  E664347 300651205000     EXCA  5000       4.25
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

05/20/97  05/23/97  S       6N  E664347 300651205000     EXCA  5000       4.25
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

05/20/97  05/23/97  S       6N  E664347 300651205000     EXCA  10000     4.25
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

05/20/97  05/23/97  S       6N  E664347 300651205000     EXCA  50000    4.25
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

                                                 ALLEN TRADE DATE HISTORY REPORT
PAGE :  38
DATE : 07-09-1997
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE
-------- -------- ---- ---  --   ------ ----------   -------  --------  -------
05/20/97  05/23/97  S       6N  E664347 300651205000     EXCA   150000   4.25
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

05/20/97  05/23/97  S       6D  E664347 300651205000     EXCA      200   4.75
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

05/20/97  05/23/97  S       6D  E664347 300651205000     EXCA     1000   4.75
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             SOES

05/20/97  05/23/97  S       6D  E664347 300651205000     EXCA     2500   4.25
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

05/20/97  05/23/97  S       6D  E664347 300651205000     EXCA  3000   4.5625
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             SNET

05/20/97  05/23/97  S       6D  E664347 300651205000     EXCA  8000    4.25
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

05/20/97  05/23/97  S       6D  E664347 300651205000     EXCA    10000   4.25
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

                                                ALLEN TRADE DATE HISTORY REPORT
PAGE :  39
DATE : 07-09-1997
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE
-------- -------- ---- ---  --   ------ ----------   -------  --------  -------
05/20/97  05/23/97  S       6D  E664347 300651205000     EXCA    20000  4.25
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

05/20/97  05/23/97  S       6D  E664347 300651205000     EXCA    25000   4.25
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

05/20/97  05/23/97  S       6D  E664347 300651205000     EXCA    30000   4.25
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

05/20/97  05/23/97  S       6D  E664347 300651205000     EXCA    30000   4.25
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

05/22/97  05/28/97  B       6N  E664347 300651205000     EXCA    70000  4.125
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

05/22/97  05/28/97  B       6N  E664347 300651205000     EXCA   316000  4.125
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

05/22/97  05/28/97  S       6N  E664347 300651205000     EXCA    25000  4.25
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

                                                 ALLEN TRADE DATE HISTORY REPORT
PAGE :  40
DATE : 07-09-1997
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE
-------- -------- ---- ---  --   ------ ----------   -------  --------  -------
05/22/97  05/28/97  B       6D  E664347 300651205000     EXCA  100     4.1875
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             SOES

05/22/97  05/28/97  B       6D  E664347 300651205000     EXCA     1000  4.125
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             INCA

05/22/97  05/28/97  B       6D  E664347 300651205000     EXCA     3000   4.125
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             INCA

05/22/97  05/28/97  B       6D  E664347 300651205000     EXCA     7000  4.125
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             SNET

05/22/97  05/28/97  B       6D  E664347 300651205000     EXCA     8800   4.125
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             INCA

05/22/97  05/28/97  B       6D  E664347 300651205000     EXCA     9300  4.125
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             INCA

05/22/97  05/28/97  B       6D  E664347 300651205000     EXCA    10800  4.125
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             INCA

                                                 ALLEN TRADE DATE HISTORY REPORT
PAGE :  41
DATE : 07-09-1997
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE
-------- -------- ---- ---  --   ------ ----------   -------  --------  -------
05/22/97  05/28/97  B       6D  E664347 300651205000     EXCA    41200  4.125
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             INCA

05/22/97  05/28/97  S       6D  E664347 300651205000     EXCA      100   4.25
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             SOES

05/22/97  05/28/97  S       6D  E664347 300651205000     EXCA   300     4.3125
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             SOES

05/22/97  05/28/97  S       6D  E664347 300651205000     EXCA   500    4.15625
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             SOES

05/22/97  05/28/97  S       6D  E664347 300651205000     EXCA   700     4.1875
                            EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             SOES

05/23/97  05/29/97  S       6N  E664347 300651205000     EXCA    10000   4.25
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

                                                 ALLEN TRADE DATE HISTORY REPORT
PAGE :  42
DATE : 07-09-1997
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE
-------- -------- ---- ---  --   ------ ----------   -------  --------  -------
05/23/97  05/29/97  B       6D  E664347 300651205000     EXCA      500   4.25
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             SOES

05/23/97  05/29/97  B       6D  E664347 300651205000     EXCA     7500  4.25
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             SNET

05/27/97  05/30/97  B       6D  E664347 300651205000     EXCA      200  4.25
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             SOES

05/27/97  05/30/97  B       6D  E664347 300651205000     EXCA     5260  4.25
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

05/27/97  05/30/97  S       6D  E664347 300651205000     EXCA  800    4.65625
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

05/27/97  05/30/97  S       6D  E664347 300651205000     EXCA 2000      4.875
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

                                                 ALLEN TRADE DATE HISTORY REPORT
PAGE :  43
DATE : 07-09-1997
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE
------- -------- ---- ---  --   ------ ----------   -------  --------  -------
05/27/97  05/30/97  S       6D  E664347 300651205000 EXCA    10000    4.28125
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

05/28/97  06/02/97  S       7N  E664347 300651205000 EXCA   600000      4.125
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

05/28/97  06/02/97  B       6D  E664347 300651205000     EXCA 100      4.875
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

05/28/97  06/02/97  B       6D  E664347 300651205000     EXCA 200      4.875
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

05/28/97  06/02/97  B       6D  E664347 300651205000     EXCA  400      4.875
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

05/28/97  06/02/97  B       6D  E664347 300651205000     EXCA  600      4.875
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

05/28/97  06/02/97  S       6D  E664347 300651205000     EXCA  100       5
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             SOES

                                                 ALLEN TRADE DATE HISTORY REPORT
PAGE :  44
DATE : 07-09-1997
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE
-------- -------- ---- ---  --   ------ ----------   -------  --------  -------
05/28/97  06/02/97  S       6D  E664347 300651205000  EXCA      175       5
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             SOES

05/28/97  06/02/97  S       6D  E664347 300651205000  EXCA      225    4.875
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

05/28/97  06/02/97  S       6D  E664347 300651205000  EXCA      250      5
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             SOES

05/28/97  06/02/97  S       6D  E664347 300651205000  EXCA      650       5
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             SOES

05/29/97  06/03/97  B       6D  E664347 300651205000  EXCA     1000     4.75
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             INCA

05/29/97  06/03/97  B       6D  E664347 300651205000  EXCA     2000    4.625
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

05/29/97  06/03/97  B       6D  E664347 300651205000  EXCA     2000    4.75
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             SNET

                                                 ALLEN TRADE DATE HISTORY REPORT
PAGE :  45
DATE : 07-09-1997
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE
-------- -------- ---- ---  --   ------ ----------   -------  --------  -------
05/29/97  06/03/97  S       6D  E664347 300651205000 EXCA     1000      4.875
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

05/29/97  06/03/97  S       6D  E664347 300651205000 EXCA     3000       5
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

05/29/97  06/03/97  S       6D  E664347 300651205000 EXCA     4000       5
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

05/30/97  06/04/97  B       6D  E664347 300651205000 EXCA     1000      4.5
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             SNET

05/30/97  06/04/97  B       6D  E664347 300651205000 EXCA     1000      4.5
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             SNET

05/30/97  06/04/97  S       6D  E664347 300651205000 EXCA  1000      4.625
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             SOES

06/02/97  06/05/97  S       6N  E664347 300651205000 EXCA   500     4.3125
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

                                                 ALLEN TRADE DATE HISTORY REPORT
PAGE :  46
DATE : 07-09-1997
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE
-------- -------- ---- ---  --   ------ ----------   -------  --------  -------
06/03/97  06/06/97  S       6N  E664347 300651205000  EXCA    25000    4.25
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

06/05/97  06/10/97  B       6D  E664347 300651205000 EXCA      100      4
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             SOES

06/05/97  06/10/97  S       6D  E664347 300651205000 EXCA     2500      4.125
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

06/06/97  06/10/97  S  CXL  6D  E664347 300651205000 EXCA     2500      4.125
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

06/06/97  06/11/97  S       6D  E664347 300651205000 EXCA      150      4.375
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

06/06/97  06/11/97  S       6D  E664347 300651205000 EXCA      200      4.375
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

                                                 ALLEN TRADE DATE HISTORY REPORT
PAGE :  47
DATE : 07-09-1997
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE
-------- -------- ---- ---  --   ------ ----------   -------  --------  -------
06/06/97  06/11/97  S       6D  E664347 300651205000 EXCA      600      4.375
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

06/06/97  06/11/97  S       6D  E664347 300651205000 EXCA     1000      4.125
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

06/09/97  06/12/97  S       6D  E664347 300651205000     EXCA 1000      4.375
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

06/10/97  06/13/97  B       6D  E664347 300651205000     EXCA 2000       4.25
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

06/10/97  06/13/97  B       6D  E664347 300651205000  EXCA  25000     4.3125
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

06/10/97  06/13/97  B       6D  E664347 300651205000 EXCA    75000     4.3125
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

06/10/97  06/13/97  S       6D  E664347 300651205000  EXCA  1000     4.75
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

                                                 ALLEN TRADE DATE HISTORY REPORT
PAGE :  48
DATE : 07-09-1997
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE
-------- -------- ---- ---  --   ------ ----------   -------  --------  -------
06/10/97  06/13/97  S       6D  E664347 300651205000     EXCA     5000   4.5
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

06/10/97  06/13/97  S       6D  E664347 300651205000     EXCA    25500 4.375
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

06/11/97  06/16/97  B       6D  E664347 300651205000     EXCA     2000   4.5
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

06/11/97  06/16/97  B       6D  E664347 300651205000     EXCA     5000  4.5
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

06/12/97  06/17/97  B       6D  E664347 300651205000     EXCA    30      4.5
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             SOES

06/12/97  06/17/97  S       6D  E664347 300651205000     EXCA     1000 4.625
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

                                                 ALLEN TRADE DATE HISTORY REPORT
PAGE :  49
DATE : 07-09-1997
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE
-------- -------- ---- ---  --   ------ ----------   -------  --------  -------
06/13/97  06/18/97  B       6N  E664347 300651205000     EXCA    13732   4.5
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

06/13/97  06/18/97  B       6D  E664347 300651205000     EXCA      500   4.5
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             SOES

06/16/97  06/19/97  B       6D  E664347 300651205000  EXCA   5000    4.5625
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

06/16/97  06/19/97  S       6D  E664347 300651205000     EXCA 8000      4.625
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

06/16/97  06/19/97  S       6D  E664347 300651205000     EXCA    10000   4.75
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

06/18/97  06/23/97  B       6D  E664347 300651205000     EXCA      400   4.5
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

06/18/97  06/23/97  B       6D  E664347 300651205000     EXCA     9500   4.5
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

                                                 ALLEN TRADE DATE HISTORY REPORT
PAGE :  50
DATE : 07-09-1997
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE
-------- -------- ---- ---  --   ------ ----------   -------  --------  -------
06/18/97  06/23/97  B       6D  E664347 300651205000     EXCA    10000   4.5
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

06/19/97  06/24/97  B       6D  E664347 300651205000     EXCA      300   4.75
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

06/19/97  06/24/97  B       6D  E664347 300651205000     EXCA     5000  4.625
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

06/19/97  06/24/97  B       6D  E664347 300651205000     EXCA    22700   4.5
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

06/19/97  06/24/97  S       6D  E664347 300651205000     EXCA      300  4.875
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             SOES

06/19/97  06/24/97  S       6D  E664347 300651205000     EXCA     1500   4.75
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

06/23/97  06/26/97  B       6D  E664347 300651205000     EXCA     1000   4.75
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

                                                 ALLEN TRADE DATE HISTORY REPORT
PAGE :  51
DATE : 07-09-1997
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE
-------- -------- ---- ---  --   ------ ----------   -------  --------  -------
06/23/97  06/26/97  B       6D  E664347 300651205000     EXCA     2800   4.75
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

06/23/97  06/26/97  B       6D  E664347 300651205000     EXCA    28600  4.625
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

06/23/97  06/26/97  S       6D  E664347 300651205000     EXCA  100      4.875
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             SOES

06/23/97  06/26/97  S       6D  E664347 300651205000     EXCA 1000      4.875
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             INCA

06/23/97  06/26/97  S       6D  E664347 300651205000     EXCA 1500       4.75
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             INCA

06/23/97  06/26/97  S       6D  E664347 300651205000     EXCA  6000    4.75
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

                                                 ALLEN TRADE DATE HISTORY REPORT
PAGE :  52
DATE : 07-09-1997
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE
-------- -------- ---- ---  --   ------ ----------   -------  --------  -------
06/23/97  06/26/97  S       6D  E664347 300651205000     EXCA    50000  4.625
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

06/24/97  06/27/97  S       6N  E664347 300651205000     EXCA   100000  4.9375
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

06/24/97  06/27/97  B       6D  E664347 300651205000     EXCA  1000   4.9375
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             INCA

06/24/97  06/27/97  B       6D  E664347 300651205000     EXCA  2500  4.9375
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             INCA

06/24/97  06/27/97  B       6D  E664347 300651205000     EXCA  3700  4.875
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

06/24/97  06/27/97  B       6D  E664347 300651205000     EXCA  5000  4.9375
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             INCA

06/24/97  06/27/97  B       6D  E664347 300651205000     EXCA  5000  5.125
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

                                                 ALLEN TRADE DATE HISTORY REPORT
PAGE :  53
DATE : 07-09-1997
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE
-------- -------- ---- ---  --   ------ ----------   -------  --------  -------
06/24/97  06/27/97  B       6D  E664347 300651205000     EXCA     7500   5
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

06/24/97  06/27/97  B       6D  E664347 300651205000     EXCA   100000  4.875
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

06/24/97  06/27/97  S       6D  E664347 300651205000     EXCA 100      5.125
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             SOES

06/24/97  06/27/97  S       6D  E664347 300651205000     EXCA     1000    5
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

06/24/97  06/27/97  S       6D  E664347 300651205000 EXCA    10000     4.9375
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

06/24/97  06/27/97  S       6D  E664347 300651205000     EXCA 10000     4.9375
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             SNET

06/24/97  06/27/97  S       6D  E664347 300651205000 EXCA    11000     4.9375
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             SNET

                                                 ALLEN TRADE DATE HISTORY REPORT
PAGE :  54
DATE : 07-09-1997
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE
-------- -------- ---- ---  --   ------ ----------   -------  --------  -------
06/25/97  06/30/97  B       6N  E664347 300651205000 EXCA     3000      5.125
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

06/25/97  06/30/97  B       6D  E664347 300651205000     EXCA 7500       5.25
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

06/25/97  06/30/97  S       6D  E664347 300651205000     EXCA 1000       5.25
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

06/26/97  07/01/97  S       6D  E664347 300651205000     EXCA 1000       5.25
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

06/26/97  07/01/97  S       6D  E664347 300651205000     EXCA     1000   5.25
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

06/26/97  07/01/97  S       6D  E664347 300651205000     EXCA     1000  5.25
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

06/26/97  07/01/97  S       6D  E664347 300651205000 EXCA     1000      5.375
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             SOES

                                                 ALLEN TRADE DATE HISTORY REPORT
PAGE :  55
DATE : 07-09-1997
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE
-------- -------- ---- ---  --   ------ ----------   -------  --------  -------
6/27/97  07/02/97  S       6D  E664347 300651205000     EXCA 1000      5.125
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

06/27/97  07/02/97  S       6D  E664347 300651205000     EXCA 5000     5.1875
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             SNET

06/30/97  07/03/97  S       6D  E664347 300651205000     EXCA 1000       5.25
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

06/30/97  07/03/97  S       6D  E664347 300651205000     EXCA 1000       5.25
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

06/30/97  07/03/97  S       6D  E664347 300651205000     EXCA 1000      5.375
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

06/30/97  07/03/97  S       6D  E664347 300651205000 EXCA     1800      5.5
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

                                                 ALLEN TRADE DATE HISTORY REPORT
PAGE :  56
DATE : 07-09-1997
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE
-------- -------- ---- ---  --   ------ ----------   -------  --------  -------
07/01/97  07/07/97  B       6N  E664347 300651205000 EXCA     2000     5.4375
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

07/01/97  07/07/97  B       6N  E664347 300651205000 EXCA     2000     5.4375
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

07/01/97  07/07/97  B       6N  E664347 300651205000 EXCA     4614     5.4375
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

7/01/97  07/07/97  B       6N  E664347 300651205000     EXCA     7737     5.4375
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

07/01/97  07/07/97  S       6D  E664347 300651205000     EXCA  500       5.75
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             SOES

07/01/97  07/07/97  S       6D  E664347 300651205000     EXCA 700       5.75
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

07/01/97  07/07/97  S       6D  E664347 300651205000 EXCA     1100     5.5625
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             SNET

                                                 ALLEN TRADE DATE HISTORY REPORT
PAGE :  57
DATE : 07-09-1997
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE
-------- -------- ---- ---  --   ------ ----------   -------  --------  -------
07/01/97  07/07/97  S       6D  E664347 300651205000 EXCA     2000     5.5625
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             SNET

07/01/97  07/07/97  S       6D  E664347 300651205000 EXCA     2000     5.5625
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             SNET

07/01/97  07/07/97  S       6D  E664347 300651205000 EXCA     2000       5.75
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

07/01/97  07/07/97  S       6D  E664347 300651205000 EXCA     2500     5.5625
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             SNET

07/01/97  07/07/97  S       6D  E664347 300651205000 EXCA  5000        5.5
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

07/01/97  07/07/97  S       6D  E664347 300651205000 EXCA     6600      5.625
                            EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

07/02/97  07/08/97  S       6D  E664347 300651205000  EXCA   300       5.75
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             SOES

                                                 ALLEN TRADE DATE HISTORY REPORT
PAGE :  58
DATE : 07-09-1997
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE
------- -------- ---- ---  --   ------ ----------   -------  --------  -------
07/02/97  07/08/97  S       6D  E664347 300651205000 EXCA      700     5.5625
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             SNET

07/03/97  07/09/97  B       6N  E664347 300651205000 EXCA     2500      5.625
                            EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

07/03/97  07/09/97  B       6N  E664347 300651205000 EXCA     2500      5.625
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

                                                 ALLEN TRADE DATE HISTORY REPORT
PAGE :  59
DATE : 07-09-1997
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE
-------- -------- ---- ---  --   ------ ----------   -------  --------  -------
07/03/97  07/09/97  S       6D  E664347 300651205000     EXCA     1000  5.75
                            EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             SOES

07/03/97  07/09/97  S       6D  E664347 300651205000     EXCA  1500    5.75
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             SNET

07/03/97  07/09/97  S       6D  E664347 300651205000 EXCA     1725       5.75
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

07/07/97  07/10/97  B       6N  E664347 300651205000 EXCA     6500     5.5625
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

07/07/97  07/10/97  B       6N  E664347 300651205000 EXCA     6500     5.5625
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

07/07/97  07/10/97  B       6D  E664347 300651205000 EXCA      250     5.6875
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

                                                 ALLEN TRADE DATE HISTORY REPORT
PAGE :  60
DATE : 07-09-1997
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE
-------- -------- ---- ---  --   ------ ----------   -------  --------  -------
07/07/97  07/10/97  S       6D  E664347 300651205000 EXCA      150       5.75
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

07/07/97  07/10/97  S       6D  E664347 300651205000 EXCA      200       5.75
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             SOES

07/07/97  07/10/97  S       6D  E664347 300651205000 EXCA      200       5.75
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

07/07/97  07/10/97  S       6D  E664347 300651205000 EXCA      500       5.75
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

07/07/97  07/10/97  S       6D  E664347 300651205000 EXCA      800       5.75
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

07/07/97  07/10/97  S       6D  E664347 300651205000 EXCA     1000     5.6875
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             SNET

07/07/97  07/10/97  S       6D  E664347 300651205000 EXCA     1000     5.6875
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             SNET

                                                 ALLEN TRADE DATE HISTORY REPORT
PAGE :  61
DATE : 07-09-1997
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE
-------- -------- ---- ---  --   ------ ----------   -------  --------  -------
07/07/97  07/10/97  S       6D  E664347 300651205000     EXCA 3000       5.75
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

07/07/97  07/10/97  S       6D  E664347 300651205000     EXCA 5000       5.75
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             WE MAKE A MKT IN THIS SECURI

07/08/97  07/11/97  S       6D  E664347 300651205000     EXCA      100     6
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             SOES

07/08/97  07/11/97  S       6D  E664347 300651205000     EXCA      300     6
                             EXCALIBUR TECHNOLOGIES CORP
                             NEW
                             SOES


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